January 18, 2006
For Immediate Release

Washington Mutual Announces Fourth Quarter and 2005 Earnings
Diluted EPS Increased 12 Percent for the Quarter and 14 Percent for the Year
Board of Directors Increases Cash Dividend

SEATTLE - Washington Mutual, Inc. (NYSE:WM) today announced fourth quarter 2005 net income of $865 million, or $0.85 per diluted share, up 12 percent on a per share basis when compared with net income of $668 million, or $0.76 per diluted share, in the fourth quarter of 2004. Net income of $3.43 billion, or $3.73 per diluted share, for 2005 increased 14 percent on a per share basis when compared with net income of $2.88 billion, or $3.26 per diluted share, in 2004.

Washington Mutual’s Board of Directors declared a cash dividend of 50 cents per share on the company’s common stock, up from 49 cents per share in the previous quarter. Dividends on the common stock are payable on February 15, 2006 to shareholders of record as of January 31, 2006.

“Despite the challenging environment, especially in the home loans business, we delivered solid performance, achieving 12 percent earnings per share growth for the quarter and 14 percent for the year,” said Kerry Killinger, chairman and chief executive officer. “Our strategies are sound and we continue to execute on our growth and productivity initiatives. In addition, our risk management efforts are on track, and we have a proven management team in place as we enter 2006.”

Key Results

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The company closed its merger with Providian Financial Corporation on October 1, 2005. The financial results for the fourth quarter and for all of 2005 reflect a full quarter’s activity for the Card Services Group.

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Total average assets of $349.93 billion in the fourth quarter of 2005 increased 7 percent from $327.29 billion in the third quarter of 2005 and included the addition of $13.42 billion of Providian assets in the fourth quarter. Average assets were up 15 percent for all of 2005, reflecting the company’s continued strong asset generation capability.

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The net interest margin increased to 2.77 percent in the fourth quarter from 2.61 percent in the third quarter of 2005, as the addition of Card Services’ higher-yielding assets more than offset the effect of a flattening yield curve.

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Depositor and other retail banking fees of $586 million in the fourth quarter of 2005 were up $71 million, or 14 percent, from the fourth quarter of 2004 and for the full year retail banking fees of $2.19 billion increased $194 million, or 10 percent, from 2004, reflecting the strong growth in checking accounts over the periods. During 2005, checking accounts grew by 902,000 accounts, or 10 percent.

•	During the fourth quarter, Card Services added $313 million in revenue from sales and servicing of consumer loans and $139 million in credit card fees to the company’s total noninterest income.
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Revenue from sales and servicing of home mortgage loans, including the results of all MSR risk management instruments, was $264 million in the fourth quarter of 2005, compared with $497 million in the third quarter of 2005 and $384 million in the fourth quarter of 2004. The further flattening of the yield curve in the fourth quarter significantly increased the cost of MSR risk management, which contributed to the decrease in revenue. For the full year, revenues were $1.79 billion, compared with $1.47 billion in 2004. The improved year-over-year performance reflected increased sales volume of the company’s Option ARM product.

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The provision for loan and lease losses was $121 million in the fourth quarter of 2005, of which $99 million was allocated for credit card loans. The loan loss provision of $220 million for 2005 also included $37 million for potential hurricane-related losses. The remaining provision of $84 million compares favorably with the $209 million provision in 2004 and reflected a positive credit environment for most of 2005.

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Noninterest expense of $2.28 billion in the fourth quarter increased by $353 million from $1.93 billion in the third quarter of 2005 and increased by $340 million from $1.94 billion in the fourth quarter of 2004, primarily due to the addition of Card Services.

FOURTH QUARTER FINANCIAL SUMMARY

Net Interest Income

The net interest margin in the fourth quarter was 2.77 percent, up 16 basis points from 2.61 percent in the third quarter of 2005, as the addition of Card Services’ higher-yielding assets more than offset the margin compression on the remainder of the company’s portfolio. While the net interest margin was up on a linked-quarter basis, it was down 2 basis points from 2.79 percent in the fourth quarter of 2004. The decrease in the net interest margin from a year ago reflects the flattening of the yield curve and the continuing rise in short-term interest rates since June of 2004, the impact of which was mostly offset by the addition of Card Services. On an annual basis, the 2005 net interest margin of 2.67 percent was down 15 basis points from 2.82 percent during 2004. The decline reflected the impact of a 200 basis point increase in the Fed Funds rate over the past twelve months. The upward repricing of the company’s interest-bearing assets continues to lag the increase in the cost of its interest-bearing liabilities.

Net interest income of $2.15 billion in the fourth quarter was up from $1.92 billion in the third quarter of 2005 reflecting both the 6 percent increase in average interest-earning assets and the inclusion of Card Services’ higher-yielding credit card portfolio which had the effect of increasing this quarter’s net interest margin. Compared with the fourth quarter a year ago, net interest income was up 16 percent from $1.85 billion, which reflected an 18 percent increase in average interest-earning assets that more than offset the margin compression.

Noninterest Income

Noninterest income was $1.59 billion in the fourth quarter of 2005, up from $1.37 billion in the third quarter of 2005 and up from $1.22 billion in the fourth quarter of 2004. Card Services added $313 million from the sales and servicing of consumer loans and $139 million was from credit card fees.

Reflecting the strong growth in checking accounts, depositor and other retail banking fees of $586 million in the fourth quarter were up $71 million, or 14 percent, from the same quarter a year ago and at $2.19 billion for 2005 were up $194 billion, or 10 percent, year over year.

Revenue from sales and servicing of home mortgage loans, including the results of all MSR risk management instruments, was $264 million in the fourth quarter of 2005, compared with $497 million in the third quarter of 2005 and $384 million in the fourth quarter of 2004. As expected, the interest rate environment for mortgage banking was more challenging during the fourth quarter. Rising short-term rates and a flat yield curve significantly increased the cost of MSR risk management during the fourth quarter when compared with the prior periods. In addition, continued competitive pressure in both the prime and subprime markets affected gain on sale margins. For the full year, mortgage banking revenue of $1.79 billion was up from $1.47 billion in 2004 as the company took advantage of the strong secondary market.

Noninterest Expense

Noninterest expense of $2.28 billion was up $353 million from the third quarter of 2005 and up $340 million from the fourth quarter of 2004. The majority of the increase in expenses reflects the addition of Card Services. Also contributing to the increase were the company’s growth initiatives, primarily the opening of 95 new retail banking stores during the quarter and 210 during all of 2005. Noninterest expense for the year, after factoring in the impact of the company’s new credit card business, was in line with 2004’s level of $7.5 billion.

At 58.17 percent, the company’s efficiency ratio for 2005 was a significant improvement from 64.25 percent in 2004. The efficiency ratio over the past year reflected the company’s success in growing revenue and its continued focus on productivity improvements and expense management. However, it was negatively impacted by the flattening of the yield curve which put pressure on the company’s net interest margin, as well as by the higher cost of MSR risk management in the fourth quarter. As a result the company’s efficiency ratio in the fourth quarter rose to 60.79 percent from 58.52 percent in the third quarter of 2005.

Lending

Total home loan volume in the fourth quarter of 2005 was $50.43 billion, compared with $56.14 billion in the third quarter of 2005 and $50.95 billion in the fourth quarter of 2004, reflecting a slowing housing market. Short-term adjustable-rate loans made up 26 percent of total home loan volume in the fourth quarter of 2005, compared with 31 percent in the third quarter of 2005 and 39 percent in the fourth quarter of 2004, as the flattening yield curve continued to influence the product mix of loans originated.

Home equity loans and lines of credit volume of $9.12 billion in the quarter was down from $10.83 billion in the prior quarter and $9.31 billion in the fourth quarter of 2004. As with home loan lending volume, the flattening of the yield curve is having a dampening effect on home equity lending.

Multi-family lending volume of $2.60 billion in the fourth quarter of 2005 was up slightly from $2.58 billion in the third quarter of 2005 and up from $2.24 billion in the fourth quarter of 2004.

Total loan volume of $261.16 billion in 2005 was down only slightly from $266.73 billion in 2004. The year’s solid performance reflected continued strong loan demand, relatively low long-term interest rates, and record loan volume from the company’s multi-family lending and its subsidiary Long Beach Mortgage Company.

Credit Quality

At December 31, 2005, nonperforming assets as a percentage of total assets were 0.57 percent, compared with 0.52 percent at September 30, 2005 and 0.58 percent at December 31, 2004. Nonperforming assets of $1.96 billion increased $241 million during the fourth quarter due to a higher level of nonaccrual home loans, a portion of which were delinquent loans in hurricane impacted areas.

Net charge-offs for the quarter were $137 million, which included $98 million in credit card losses. The remaining net charge-offs for the quarter were $39 million, compared with $31 million in the third quarter of 2005 and $38 million in the fourth quarter of 2004, and remained low, in part due to the company’s proactive credit risk management.

The provision for loan and lease losses was $121 million in the fourth quarter of 2005, of which $99 million was targeted for credit card loans. The loan loss provision of $220 million for 2005 included $99 million for Card Services and $37 million for potential hurricane-related losses. The remaining provision of $84 million compares favorably with the $209 million provision in 2004 and reflects the positive credit environment that existed for most of 2005.

Balance Sheet and Capital Management

Average assets of $349.93 billion increased 7 percent from the third quarter of 2005 and increased 18 percent from the fourth quarter of 2004, reflecting the addition of $13.42 billion of Providian assets during the quarter and the company’s continued strong asset generation capability.

Average deposits of $196.80 billion during the fourth quarter were up $8.48 billion, or 5 percent, from the third quarter due to the inclusion of approximately $8.30 billion in deposits from Providian. Compared with the fourth quarter of 2004, average deposits were up $22.93 billion, or 13 percent, due to the growth in both retail and wholesale deposits.

The company’s ratio of tangible equity to total tangible assets was 5.73 percent at the end of the quarter. At the beginning of the quarter, the company issued approximately 121 million shares in connection with the Providian merger, and subsequently repurchased approximately 18.9 million shares of its stock.

The capital ratios of the company’s banking subsidiaries continued to exceed the federal regulatory requirements for classification as “well-capitalized” institutions, the highest regulatory standard.

FOURTH QUARTER OPERATING SEGMENT RESULTS

Retail Banking and Financial Services Group

Net income for the company’s Retail Banking and Financial Services segment was $628 million in the fourth quarter of 2005, up 4 percent from $603 million in the third quarter of 2005 and up 1 percent from $623 million in the fourth quarter of 2004. On a linked-quarter basis, net interest income was up $48 million due to an increase in the average balance of the home loans portfolio along with a slight margin expansion.

Noninterest income of $818 million in the fourth quarter of 2005 was up from $786 million in the prior quarter. The quarter’s increase from $717 million in the fourth quarter a year ago included a 14 percent growth in depositor and other retail banking fees.

The increase in noninterest expense to $1.17 billion during the fourth quarter from $1.13 billion in the third quarter and $1.05 billion in the fourth quarter of 2004 included the cost of investing in 95 new retail stores during the quarter and 210 new retail stores during the year.

The average balance of home equity loans and lines of credit was $50.46 billion during the fourth quarter, a 20 percent increase in the past twelve months. Average retail deposits of $140.21 billion were flat with the third quarter of 2005, and were up 6 percent from the fourth quarter of 2004.

Over the past year, the Retail Bank has been very successful in attracting new deposit accounts. The number of checking accounts increased by 902,000 accounts, or 10 percent, reflecting the strong growth in free checking and momentum in attracting small businesses - both areas of continued focus. During the year, the number of small business checking accounts increased by 48 percent. In addition to successfully promoting its checking products, the company significantly increased balances in its other deposit products, as average retail deposits for 2005 increased by 5 percent from 2004. For the year, the total number of retail accounts grew by approximately 1.8 million accounts, or 12 percent.

The company’s retail banking cross-sell ratio increased to 6.31 products and services, up from 5.85 at December 31, 2004, reflecting the company’s success in selling products and services to its customers. The increase also reflects the number of existing Washington Mutual retail banking customers who hold Providian credit cards. Over the past year, WM Advisors’ assets under management grew by $3.11 billion, or 14 percent, to $25.31 billion at December 31, 2005.

Card Services Group

Card Services is the company’s newest business line - the result of the merger with Providian on October 1. Consequently, only the fourth quarter operating results for Card Services are shown.

The quarter reflected encouraging results for Card Services. Net income was $166 million. The integration process is on target. Specific marketing programs aimed at Washington Mutual retail customers were launched with positive early results. During the quarter, Card Services added $1.05 billion in managed receivables, however, because Card Services also sold $365 million of higher risk loans, the ending balance of managed receivables of $19.96 billion was up $680 million for the quarter. A meaningful portion of this growth was the direct result of cross selling cards to the company’s retail customer base.

The credit quality of the card portfolio continues to be strong. The 30+ day managed delinquency rate at December 31 was 5.07 percent of total managed receivables, up slightly from 5.00 percent at the end of the third quarter. At 7.28 percent, managed net credit losses as a percentage of average managed receivables were essentially flat with the third quarter.

Commercial Group

Net income for the Commercial Group segment, which includes Long Beach Mortgage, was $164 million in the fourth quarter of 2005, compared with $216 million in the third quarter of 2005 and $136 million in the fourth quarter of 2004. Noninterest income of $97 million was down from $156 million in the third quarter of 2005, reflecting gain on sale revenue at Long Beach that was adversely impacted by adjustments in estimates of the company’s liability to repurchase loans resulting from whole loan sales and compressed margins.

Noninterest expense of $180 million during the fourth quarter was up from $163 million in the prior quarter and up from $155 million in the fourth quarter of 2004, as the Commercial Group continued to expand its Long Beach operations.

Loan volume of $41.00 billion during 2005 was up from $28.98 billion in 2004 and reflected record loan volume for multi-family lending and from Long Beach.

Home Loans Group

Net income for the Home Loans segment was $47 million in the fourth quarter of 2005, compared with $191 million in the third quarter of 2005 and $164 million in the fourth quarter of 2004, reflecting the decrease in noninterest income over the periods. Contributing to the fourth quarter’s decline in noninterest income was the increased cost of MSR risk management due to the flattening of the yield curve throughout the year, partially offset by a reduction of the company’s estimated liability to repurchase loans resulting principally from improved repurchase experience.

Noninterest expense of $540 million in the fourth quarter of 2005 was essentially flat with the third quarter of 2005, but was down $56 million, or 9 percent, from $596 million in the fourth quarter of 2004, as the hiring of additional sales staff was partially offset by continued productivity and efficiency improvements. Productivity improvements throughout 2005 resulted in a decline in noninterest expense of $347 million for the year.

The Home Loans segment loan volume in the fourth quarter of 2005 was $41.49 billion, compared with $48.08 billion in the third quarter of 2005 and $41.78 billion in the fourth quarter of last year, as a relatively strong housing market and relatively low interest rates continued to drive volume.

Company Updates

During the quarter, the company hired Ronald J. Cathcart as executive vice president and chief enterprise risk officer and John F. Woods as its new corporate controller.

On December 21, 2005, the company announced the realignment of Long Beach and Mortgage Banker Finance under the leadership of David Schneider - President of the Home Loans Group. Segment operating results will reflect the move in the first quarter of 2006.

To support the company's ambitious growth plans and to achieve top tier productivity, the company expects to relocate more of its operations to lower cost domestic markets and increase its use of offshore resources where appropriate. The company currently utilizes about 1,600 offshore vendor FTEs and as it continues planning its business efficiency initiatives, the number of offshore FTE could grow to over 6,000 over the next two years. In addition, the company's regional operations in San Antonio, TX could grow to over 3,000 FTEs over that same period. To support that effort, today the company informed approximately 1,000 employees from its Chatsworth, CA facility that over the next few months the majority of their positions would be relocated to San Antonio, with a small portion of the work currently done by these employees migrating offshore.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At December 31, 2005, Washington Mutual and its subsidiaries had assets of $343.12 billion. Washington Mutual currently operates more than 2,600 retail banking, mortgage lending, commercial banking, and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

Webcast information: A conference call to discuss the company’s financial results will be held on Wednesday, January 18, 2006, at 5:00 p.m. EST and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 800-857-5735. Participants calling from outside the United States may dial 210-234-0006. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for 30 days. A recording of the conference call will be available after 7:00 p.m. EST on Wednesday, January 18, 2006, through 11:59 p.m. EST on Friday, January 27, 2006. The recorded message will be available at 800-395-6236. Callers from outside the United States may dial 203-369-3270.

Forward Looking Statement

Our Form 10-K for 2004 and other documents that we filed with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are:

•	Volatile interest rates impact the mortgage banking business and could adversely affect earnings;
•	Rising unemployment or a decrease in housing prices could adversely affect credit performance;
•	The potential for negative amortization in the option adjustable-rate mortgage product could have an adverse effect on the company's credit performance;
•	The company faces competition from banking and nonbanking companies;
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Changes in the regulation of financial services companies and housing government-sponsored enterprises, and in particular, declines in the liquidity of the mortgage loan secondary market, could adversely affect business;

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General business and economic conditions, including movements in interest rates, the slope of the yield curve and the potential overextension of housing prices in certain geographic markets, may significantly affect the company’s business activities and earnings;

•	Negative public opinion could damage the company’s reputation and adversely affect earnings; and,
•	Matters related to Washington Mutual Card Services, including, among others, risk related to integration of systems and the realization of expected growth opportunities.

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Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-377-3637	206-490-5182
alan.gulick@wamu.net	alan.magleby@wamu.net